Ex. 10(4)

AMERICAN INTERNATIONAL GROUP, INC.

EXECUTIVE SEVERANCE PLAN

          American International Group, Inc., a Delaware corporation (the “Company”), has adopted this American International Group, Inc. Executive Severance Plan (the “Plan”), effective as of June 27, 2005 (the “Effective Date”).

I.	Purpose

          The Plan is maintained primarily for the purpose of providing severance payments and benefits for a select group of management or highly compensated employees covered by the Plan whose employment is terminated under the circumstances set forth in the Plan.

II.	Term

          The Plan shall be effective as of the Effective Date and shall continue in effect through and including the day immediately preceding the third anniversary of the Effective Date, unless further extended by the Board of Directors of the Company (the “Board”).

III.	Eligibility

          Those executives and employees of the Company or its subsidiaries who hold positions that are designated as “senior partners” or “partners” for purposes of any deferred compensation profit participation program of the Company (or any similar designation in any successor or substitute plan or program (each, a “DCPPP Senior Partner or Partner”)), or similar or successor positions, and are selected for participation by the Chief Executive Officer of the Company (the “Eligible Employees”), are eligible to participate in the Plan.

IV.	Severance

          If, during the term of the Plan, an Eligible Employee’s employment is terminated for any reason other than the Eligible Employee’s (a) death, (b) “Disability” (defined below) (c) voluntary termination by the Eligible Employee for any reason or (d) termination by the Company or its subsidiaries for “Cause” (defined below), the Eligible Employee shall be entitled to receive:

     A. Within five business days following termination, a lump sum payment in an amount equal to (i) the Eligible Employee’s salary through the last day of the payroll period during which such termination occurs; (ii) any declared but unpaid annual cash bonus for any fiscal year preceding the year in which the termination occurs; and (iii) reimbursement for any unreimbursed business expenses properly incurred by the Eligible Employee in accordance with Company policy through the date of the Eligible Employee’s termination;

     B. Subject to the Eligible Employee’s continued compliance with Section VI of the Release and Restrictive Covenant Agreement (defined below) and the remaining provisions of this Section IV, an amount equal to (i) the Eligible Employee’s annual base salary as of the date of termination plus the average of any aggregate annual cash bonuses and supplemental quarterly cash bonuses received by the Eligible Employee from the Company with respect to each of the three fiscal years preceding the date of termination, divided by (ii) 12, and multiplied by (iii) each full year of the Eligible Employee’s service with the Company (but no less than six nor more than 24 years) (any such amount shall be referred to in this Plan as the “Severance”). The Severance shall be payable in equal installments (each, a “Severance Installment”) over a number of months equal to the six- to 24-month severance multiple described above (the “Severance Period”), in accordance with the Company’s normal payroll practices and commencing with the second of the Company’s standard payroll dates falling after such termination; provided, that, in the discretion of the Plan Administrator (as defined in Section VII of the Plan, below), the Severance may be payable in a single lump sum payment following termination of employment; and provided, further, that, if necessary to avoid the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the Severance, the Eligible Employee shall not receive any Severance Installment until the first scheduled payroll date that occurs more than six months following the date of termination of employment (the “First Payment Date”), and, on the First Payment Date, the Company shall pay the Eligible Employee an amount equal to the sum of all Severance Installments that would have been payable in respect of the period preceding the First Payment Date but for the delay imposed on account of the aforementioned Section 409A;

     C. Continued life and health insurance benefits for the Eligible Employee and his or her spouse and dependents, if any, until the earlier of the expiration of the Severance Period and the date the Eligible Employee is eligible to receive such benefits from a subsequent employer. During the period that the Eligible Employee and any spouse or dependents are receiving benefits pursuant to this Section IV.C, the Eligible Employee will be required to pay the costs of such coverage on the same basis as when the Eligible Employee was actively employed (without taking account of the pre-tax nature, if applicable, of such payments while the Eligible Employee was actively employed). Coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 shall not commence until the expiration of the Severance Period; and

     D. Additional service credit and credit for additional age in an amount equal to the number of months in the Severance Period, under the Company’s employee pension plans, except for under any plan that is qualified or intended to be qualified under the provisions of Section 401 of the Code, for purposes of benefit accrual, matching contributions, vesting and eligibility for retirement. For the avoidance of doubt, no amounts provided in Section IV.B of this Plan shall be included in the calculation of any benefits to an Eligible Employee under any employee pension plan of the Company that is not qualified or intended to be qualified under the provisions of Section 401 of the Code. Eligible Employees are not entitled to receive any payments pursuant to any such non-qualified pension plan of the Company until the expiration of the Severance Period.

          Notwithstanding anything to the contrary in the Plan, no further payments or benefits shall be due under this Section IV if at any time after the Eligible Employee’s employment is terminated and prior to the time when any payment is made or benefit provided pursuant to this Section IV (i) the Eligible Employee breaches any of the provisions of Section VI of the Release and Restrictive Covenant Agreement, or (ii) the Plan Administrator determines that grounds existed, on or prior to the date of termination of the Eligible Employee’s employment with the Company, including prior to the Effective Date, for the Company to terminate the Eligible Employee’s employment for Cause; provided, however, that, the Eligible Employee shall in all events be entitled to receive his or her base salary through the date of termination and reimbursement for any unreimbursed business expenses properly incurred by the Eligible Employee in accordance with Company policy through the date of the Eligible Employee’s termination.

          The Eligible Employee shall have no further rights to any compensation or any other benefits under this Plan. All other benefits, if any, due an Eligible Employee following a termination of employment shall be determined in accordance with the plans, policies and practices of the Company or any subsidiary of the Company.

          For purposes of the Plan, “Disability” shall mean a condition which has entitled an Eligible Employee to receive benefits under any long-term disability policy of the Company, after taking into account any applicable waiting period.

          For purposes of the Plan, “Cause” shall mean, whether occurring prior to, or on or after the Effective Date, (i) the Eligible Employee’s continued failure to perform substantially his or her duties with the Company or any subsidiary of the Company (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness) for a period of 10 days after a written demand for substantial performance is delivered to the Eligible Employee by the Company, which specifically identifies the manner in which the Company believes that the Eligible Employee has not substantially performed the Eligible Employee’s duties, (ii) the Eligible Employee’s malfeasance or misconduct, (iii) the Eligible Employee’s knowing and material violation of a material provision of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics, as such codes of conduct may be in effect from time to time, or other policies regarding behavior of employees or (iv) conviction of, or entry of a plea of guilty or no contest by the Eligible Employee with respect to, a felony or any lesser crime of which fraud or dishonesty is a material element.

V.	Offset/No Mitigation

A.	Offset

          Any severance payments due to an Eligible Employee under Section IV of the Plan shall be offset by reducing such payments (but not below zero) by any severance pay, salary continuation, termination pay or similar pay or allowance which the Eligible Employee receives or is entitled to receive under (a) any employment, severance or other agreement between the Eligible Employee and the Company or a subsidiary of the

Company, (b) any other plan, policy, practice, program or arrangement of the Company or any subsidiary of the Company or (c) pursuant to any law or regulatory severance plan or arrangement, including any such law or regulatory plan or arrangement in a country outside of the United States. This Plan is not intended to, and shall not, result in any duplication of payments or benefits to any Eligible Employee.

B.	No Mitigation

          In order for an Eligible Employee to receive the payments and other benefits described in the Plan, the Eligible Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Plan, and there shall be no offset against any amounts due under this Plan on account of any remuneration attributable to any subsequent employment that the Eligible Employee may obtain.

VI.	Release and Restrictive Covenant Agreement

          All payments and benefits described in Section IV of this Plan are conditional upon and subject to the Eligible Employee’s execution of the Release and Restrictive Covenant Agreement substantially in the form attached to this Plan as Exhibit A.

VII.	Plan Administration

     A. The Plan shall be interpreted, administered and operated by the Compensation Committee of the Board of Directors (the “Compensation Committee”), which shall have the complete authority, in its sole discretion, subject to the express provisions of the Plan, to interpret the Plan, adopt any rules and regulations for carrying out the Plan as may be appropriate and decide any and all matters and make any and all determinations arising under or otherwise necessary or advisable for the administration of this Plan. All interpretations and decisions by the Compensation Committee shall be final, conclusive and binding on all parties affected thereby. Notwithstanding the foregoing, the Compensation Committee shall have the right to delegate to any individual member of the Compensation Committee or to any executive of the Company any of the Compensation Committee’s authority under the Plan; provided, that no person shall act as Plan Administrator in any matter directly relating to his or her eligibility or amount of benefits under the Plan. The Compensation Committee and/or the member of the Compensation Committee or the executive of the Company delegated with any authority under this Plan shall be referred to in this Plan as the “Plan Administrator.”

     B. All expenses and liabilities which the Plan Administrator incurs in connection with the administration of the Plan shall be borne by the Company. The Plan Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons in connection with such administration, and the Plan Administrator, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Compensation Committee or any executive delegated by the Compensation Committee as Plan

Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Compensation Committee and any executive delegated by the Compensation Committee as the Plan Administrator shall be fully protected by the Company in respect of any such action, determination or interpretation.

VIII.	Termination and Amendment

          The Compensation Committee may terminate or amend the Plan at any time; provided, that no such action shall adversely affect the payments or benefits to which any Eligible Employee has become entitled by virtue of a covered employment termination prior to the time of such action.

IX.	Claims and Appeals Procedures

          The following claim review and claim appeal procedures apply to all claims of any nature related to the Plan. For purposes of this Plan, the “Claims Administrator” is the Company’s Director of Compensation.

A.	Initial Claim

          To the extent that any Eligible Employee believes that he or she is entitled to a benefit under this Plan that such Eligible Employee has not received, such Eligible Employee may file a claim for benefits under the Plan, as provided in this Section IX of the Plan.

1.	Procedure for Filing a Claim

          An Eligible Employee must submit a claim in writing on the appropriate claim form (or in such other manner acceptable to the Plan Administrator), along with any supporting comments, documents, records and other information, to the Plan Administrator in person or by messenger.

          If an Eligible Employee fails to properly file a claim for a benefit under the Plan, the Eligible Employee will be considered not to have exhausted all administrative remedies under the Plan, and will not be able to bring any legal action for the benefit. Claims and appeals of denied claims may be pursued by an Eligible Employee, or if approved by the Plan Administrator, by an Eligible Employee’s authorized representative.

2.	Initial Claim Review

          The Claims Administrator will conduct the initial claim review. The Claims Administrator will consider the applicable terms and provisions of the Plan and amendments to the Plan, and any information and evidence presented by you, and any other relevant information.

3.	Initial Benefit Determination

(a)	Timing of Notification on Initial Claim

          The Plan Administrator or the Claims Administrator will notify an Eligible Employee about his or her claim within a reasonable period of time, but, in any event, within 90 days after the Plan Administrator receives the Eligible Employee’s claim, unless the Claims Administrator determines that special circumstances require an extension of time for processing the claim. If the Claims Administrator determines that an extension is needed, the Eligible Employee will be notified before the end of the initial 90-day period. The notification will say what special circumstances require an extension of time. The Eligible Employee will be told the date by which the Claims Administrator expects to render the determination, which in any event will be within 90 days from the end of the initial 90-day period.

(b)	Manner and Content of Notification of Denied Claim

          The Plan Administrator or the Claims Administrator will provide an Eligible Employee with written or electronic notice of any denial, in accordance with applicable U.S. Department of Labor regulations. The notification will include:

                    (i) the specific reason or reasons for the denial;

                    (ii) reference to the specific provision(s) of the Plan on which the determination is based;

                    (iii) a description of any additional material or information necessary for an Eligible Employee to revise the claim and an explanation of why such material or information is necessary; and

                    (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures.

B.	Review of Initial Benefit Denial

1.	Procedure for Filing an Appeal of a Denial

          Any appeal of a denial must be delivered to the Plan Administrator within 60 days after an Eligible Employee receives notice of denial. Failure to appeal within the 60-day period will be considered a failure to exhaust all administrative remedies under the Plan and will make an Eligible Employee unable to bring a legal action to recover a benefit under the Plan. An Eligible Employee’s appeal must be in writing, using the appropriate form provided by the Plan Administrator (or in such other manner acceptable to the Plan Administrator). The request for an appeal must be filed with the Plan Administrator in person or by messenger, in either case, evidenced by written receipt or by first-class postage-paid mail and return receipt requested, to the Plan Administrator.

2.	Review Procedures for Denials

          The Plan Administrator will provide a review that takes into account all comments, documents, records and other information submitted by an Eligible Employee without regard to whether such information was submitted or considered in the initial benefit determination. An Eligible Employee will have the opportunity to submit written comments, documents, records and other information relating to the claim and will be provided, upon request and free of charge, reasonable access to and copies of all relevant documents.

3.	Timing of Notification of Benefit Determination on Review

          The Plan Administrator will notify an Eligible Employee of the Plan Administrator’s decision within a reasonable period of time, but in any event within 60 days after the Plan Administrator receives the Eligible Employee’s request for review, unless the Plan Administrator determines that special circumstances require more time for processing the review of the adverse benefit determination.

          If the Plan Administrator determines that an extension is required, the Plan Administrator will tell an Eligible Employee in writing before the end of the initial 60-day period. The Plan Administrator will tell the Eligible Employee the special circumstances that require an extension of time, and the date by which the Plan Administrator expects to render the determination on review, which in any event will be within 60 days from the end of the initial 60-day period.

          If such an extension is necessary because an Eligible Employee did not submit the information necessary to decide the claim, the time period in which the Plan Administrator is required to make a decision will be frozen from the date on which the notification is sent to the Eligible Employee until the Eligible Employee responds to the request for additional information. If you fail to provide the necessary information in a reasonable period of time, the Plan Administrator may, in its discretion, decide the Eligible Employee’s claim based on the information already provided.

4.	Manner and Content of Notification of Benefit Determination on Review

          The Plan Administrator will provide a notice of the Plan’s benefit determination on review, in accordance with applicable U.S. Department of Labor regulations.

          If an Eligible Employee’s appeal is denied, the notification will set forth:

                    (a) the specific reason or reasons for the denial;

                    (b) reference to the specific provision(s) of the Plan on which the determination is based; and

                    (c) a statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to and copies of all relevant documents.

C.	Legal Action

          An Eligible Employee cannot bring any arbitration proceedings to recover any benefit under the Plan if the Eligible Employee does not file a valid claim for a benefit and seek timely review of a denial of that claim. In addition, no legal action may be brought more than two years after the later of (a) the date an Eligible Employee’s claim arose, or (b) the date of the Plan Administrator’s final determination on an Eligible Employee’s claim.

X.	Arbitration

          Except as provided in the Release and Restrictive Covenant Agreement and in Section IX of the Plan, any dispute in connection with or arising out of the Plan or any statutory or common law claim by an Eligible Employee relating to the Eligible Employee’s rights under the Plan, shall be exclusively resolved by binding statutory arbitration. Such dispute shall be submitted to arbitration in New York, New York, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

XI.	Withholding Taxes

          The Company may withhold from any amounts payable under the Plan such Federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

XII.	Miscellaneous

A.	No Effect on Other Benefits

          Severance payments and benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

B.	Unfunded Obligation

          All severance payments and benefits provided under the Plan shall constitute an unfunded obligation of the Company. Payments and benefits under the Plan are made, when due, entirely by the Company from its general assets. This Plan shall constitute solely an unsecured promise by the Company to provide such benefits to Eligible Employees to the extent provided herein. For the avoidance of doubt, any pension, health or life insurance benefits to which an Eligible Employee may be entitled under this Plan shall be provided under other applicable employee benefit plans of the Company. This Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in this Plan shall restrict the Company’s ability to amend, modify or terminate such other employee benefit plans.

C.	Employment Status

          The Plan is not a contract of employment, does not guarantee the Eligible Employee employment for any specified period and does not limit the right of the Company or any subsidiary of the Company to terminate the employment of the Eligible Employee at any time or to change the status of any Eligible Employee’s employment or to change any employment policies.

D.	Section Headings

          The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.

E.	Governing Law

          It is intended that the Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained for the purpose of providing benefits for a select group of management or highly compensated employees, and the Plan shall be administered in a manner consistent with such intent. The administrator of the Plan will provide any documents relating to the Plan to the Secretary of the U.S. Department of Labor upon request. The Plan and all rights under the Plan shall be governed and construed in accordance with ERISA, and, to the extent not preempted by federal law, with the laws of the state of New York. The Plan shall also be subject to all applicable non-U.S. laws as to Eligible Employees located outside of the United States. Without limiting the generality of this Section XII.E, it is intended that the Plan comply with Section 409A of the Code, and, in the event that the Plan is determined to be a “deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, the Compensation Committee shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the payments and benefits due to the Eligible Employee under the Plan.

F.	Assignment

          This Plan shall inure to the benefit of and shall be enforceable by an Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Eligible Employee should die while any amount is still payable to the Eligible Employee under this Plan had the

Eligible Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Eligible Employee’s estate. An Eligible Employee’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

Exhibit A

RELEASE AND RESTRICTIVE COVENANT AGREEMENT

          This Release and Restrictive Covenant Agreement (the “Agreement”) is entered into by and between ___(the “Employee”) and American International Group, Inc., a Delaware Corporation (the “Company”), on ______ ___, 20___.

I.	Release of Claims

          In partial consideration of the payments and benefits described in Section IV of the Company’s Executive Severance Plan (the “Plan”), to which the Employee agrees the Employee is not entitled until and unless he executes this Agreement, the Employee, for and on behalf of himself and his heirs and assigns, subject to the following two sentences hereof, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against the Company and its shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), subsidiaries, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that the Employee signs this Agreement, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Agreement, the Employee acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that the Employee does not waive or release claims with respect to the right to enforce his rights under the Plan (the “Unreleased Claims”).

II.	Proceedings

          The Employee acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Employee represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. The Employee (a) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (b) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Employee understands that, by executing this Agreement, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section I of this Agreement shall prevent the Employee from (x) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section I of this Agreement (but no other portion of such waiver); or (y) initiating or participating in an investigation or proceeding conducted by the EEOC.

III.	Time to Consider

          The Employee acknowledges that he has been advised that he has 21 days from the date of receipt of this Agreement to consider all the provisions of this Agreement and he does hereby knowingly and voluntarily waive said given 21 day period. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION I OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

IV.	Revocation

          The Employee hereby acknowledges and understands that the Employee shall have seven days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to Section IV of the Plan until eight days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight-day period, consistent with the terms of the Plan. If the Employee revokes this Agreement, the Employee will be deemed not to have accepted the terms of this Agreement, and no action will be required of the Company under any section of this Agreement.

V.	No Admission

          This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or the Company.

VI.	Restrictive Covenants

A.	Non-Competition/Non-Solicitation

          The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and controlled affiliates and

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accordingly agrees as follows:

          1. During the period commencing on the date of the Employee’s termination of employment and ending on the earlier of the (i) the one-year anniversary of such date, and (ii) the expiration of the “Severance Period” (as defined in the Plan) (the “Restricted Period”), the Employee will not, directly or indirectly, (w) engage in any “Competitive Business” (defined below) for the Employee’s own account, (x) enter the employ of, or render any services to, any person engaged in any Competitive Business, (y) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (z) interfere with business relationships between the Company and customers or suppliers of, or consultants to, the Company.

          2. For purposes of this Section VI, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which the Company does business: (A) the property and casualty insurance business, including commercial insurance, business insurance, personal insurance and specialty insurance; (B) the life and accident and health insurance business; (C) the underwriting, reinsurance, marketing or sale of (y) any form of insurance of any kind that the Company as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, a “Company Insurance Product”), or (z) any other form of insurance that is marketed or sold in competition with any Company Insurance Product; (D) the investment and financial services business, including retirement services and mutual funds services; or (E) any other business that as of such date is a direct and material competitor of one of the Company’s principal businesses.

          3. For purposes of this Section VI, the Company shall be construed to include the Company and its subsidiaries and controlled affiliates.

          4. Notwithstanding anything to the contrary in this Agreement, the Employee may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

          5. During the Restricted Period, the Employee will not, directly or indirectly, without the Company’s written consent, solicit or encourage to cease to work with the Company any person who holds a position that is designated as a “senior partner” or “partner” for purposes of eligibility to participate in any deferred

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compensation profit participation program of the Company (or any similar designation in any successor or substitute plan or program (each, a “DCPPP Senior Partner or Partner”), any employee holding the title of Vice President or higher of the Company or any business unit of the Company, or any employee designated by the Company as a “core employee” or a similar designation (a “Key Employee”) or any consultant whose primary business activity consists of providing services to the Company (“Key Consultant”) or who was a Key Employee of or Key Consultant then under contract with the Company within the six-month period preceding such activity. In addition, during the Restricted Period, the Employee will not, without the Company’s written consent, directly or indirectly hire any person who is or who was, within the six-month period preceding such activity, a DCPPP Senior Partner or Partner.

          6. The Employee understands that the provisions of this Section VI.A may limit the Employee’s ability to earn a livelihood in a business similar to the business of the Company but the Employee nevertheless agrees and hereby acknowledges that (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (C) such provisions are not harmful to the general public and (D) such provisions are not unduly burdensome to the Employee. In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he shall not assert that, and it should not be considered that, any provisions of Section VI.A. otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

          7. It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section VI.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section VI.A or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

B.	Nondisparagement

          The Employee agrees (whether during or after the Employee’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the officers, directors or managers of the Company other than to the extent reasonably necessary in order to (i) assert a bona fide claim against the Company arising out of the Employee’s employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

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C.	Code of Conduct

          The Employee agrees to abide by the terms of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics.

D.	Confidentiality/Company Property

          The Employee shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by the Company, in furtherance of the business of and for the benefit of the Company, or any “Personal Information” (as defined below); provided that the Employee may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information; provided, further, that in the event that the Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Employee shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this Section VI.D, (i) “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the Company or its affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Employee’s breach of the terms hereof) and (ii) “Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of the Company. Upon termination of the Employee’s employment with the Company, the Employee shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information.

E.	Developments

          All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the business or any proposed business of the Company of which the Employee has been made aware, or the products or services of the Company of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with the

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Company or any subsidiary of the Company (“Developments”), shall be the sole and exclusive property of the Company. The Employee agrees to, and hereby does, assign to the Company, without any further consideration, all of the Employee’s right, title and interest throughout the world in and to all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments, and the Employee hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights the Employee may have in any such Development to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

F.	Cooperation

          At any time after the date of the Employee’s termination of employment, the Employee agrees to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during the Employee’s employment with the Company and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse the Employee for any reasonable travel and out of pocket expenses incurred by the Employee in providing such cooperation.

VII.	Enforcement

          The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections VI.A, B, D and E of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Employee pursuant to Section IV of the Plan upon a determination by the “Plan Administrator” (as defined in the Plan) that the Employee has violated any provision of Section VI of this Agreement, subject to payment of all such amounts upon a final determination, in accordance with the dispute resolution mechanism contained in Section X of the Plan, that the Employee had not violated Section VI of this Agreement.

VIII.	General Provisions

A.	No Waiver; Severability

          A failure of the Company or any of the Releasees to insist on strict

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compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.

B.	Governing Law

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK.

C.	Counterparts

          This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

D.	Notice

          For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to Executive, to the address as shall most currently
     appear on the records of the Company

If to the Company, to:

     American International Group, Inc.
     70 Pine Street
     New York, NY 10270

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     Fax: 212-770-1584
     Attn: ___

                    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPLOYEE

AMERICAN INTERNATIONAL GROUP, INC.

By:

Name:
Title:

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